Sensata Technologies Appoints John Mirshekari to Its Board of Directors

SWINDON, United Kingdom, February 20, 2024 -- Sensata Technologies Holding plc (NYSE: ST) today announced that John Mirshekari has been appointed to Sensata’s Board of Directors and to serve on the Growth & Innovation Committee and the Finance Committee, effective March 1, 2024.

Mr. Mirshekari brings more than two decades of finance, investment and strategic execution experience to Sensata’s Board of Directors. He is the Founder and Managing Partner of M Partners Capital LLC, a private investment firm formed in 2023. Prior to forming M Partners, Mr. Mirshekari had an extensive career with Fidelity Investments, where he was a Portfolio Manager in the Equity division from 2010 until 2022. Mr. Mirshekari co-managed the Fidelity Value Fund, the Fidelity Low-Priced Stock Fund and several others.

“John brings decades of experience in business strategy, shareholder value creation and corporate governance, as well as an institutional investor,” said Andrew Teich, Chairman of the Board of Sensata. “John’s financial acumen further augments our Board's skills and expertise, and we are confident he will provide valuable perspectives as we continue to strengthen our financial position and prioritize our investments to capture the significant opportunities ahead of us. On behalf of our Board, we welcome John, and I am confident that he will be a great addition to the Sensata team.”

About Sensata Technologies

Sensata Technologies is a leading industrial technology company that develops sensors, sensor-based solutions, including controllers and software, and other mission-critical products to create valuable business insights for customers and end users. For more than 100 years, Sensata has provided a wide range of customized, sensor-rich solutions that address complex engineering requirements to help customers solve difficult challenges in the automotive, heavy vehicle & off-road, industrial and aerospace industries. With more than 21,000 employees and operations in 16 countries, Sensata’s solutions help to make products safer, cleaner and more efficient, electrified, and connected. For more information, please visit Sensata’s website at www.sensata.com.

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Media Contact:		Investor Contact:
Alexia Taxiarchos		Jacob Sayer
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